Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Hartville Group, Inc.
Canton, Ohio
We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 30, 2007 relating to the consolidated financial statements of Hartville Group, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Grand Rapids, Michigan
April 4, 2007